UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SRS Labs, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SRS LABS, INC.
2909 Daimler Street
Santa Ana, California 92705

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We cordially invite you to attend the 2007 Annual Meeting of Stockholders for SRS Labs, Inc. (the “Company”). This Annual Meeting will be held at 10:00 a.m., California time, on June 20, 2007, at the principal executive offices of the Company located at 2909 Daimler Street, Santa Ana, California 92705, for the following purposes:

1.                To elect one Class II director to the Board of Directors to hold office for a term of three years or until his successor is elected and qualified;

2.                To ratify the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.                To transact such other business as may properly come before this Annual Meeting or any adjournment thereof.

The Board of Directors has nominated David R. Dukes as the nominee for election to the Board of Directors as the Class II director.

The Board of Directors has fixed the close of business on April 25, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting.

You are cordially invited to be present and to vote at this Annual Meeting in person. However, you are also requested to sign, date and return the enclosed proxy in the enclosed postage-paid and addressed envelope, whether or not you expect to attend. In the event you have returned a signed proxy, but elect to attend this Annual Meeting and vote in person, you will be entitled to vote.

By Order of the Board of Directors,

Ulrich Gottschling
Chief Financial Officer, Treasurer and Secretary

Santa Ana, California

April 27, 2007

SRS LABS, INC.
2909 Daimler Street
Santa Ana, California 92705

PROXY STATEMENT

The Board of Directors of SRS Labs, Inc. (the “Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on June 20, 2007 at the principal executive offices of the Company, located at 2909 Daimler Street, Santa Ana, California 92705, at 10:00 a.m. California time, and at any adjournments thereof (the “Annual Meeting” or the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described herein. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to stockholders is May 10, 2007.

VOTING INFORMATION

Who May Vote

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on April 25, 2007 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). The only outstanding class of stock of the Company is its common stock, par value $0.001 per share (“Common Stock”). As of the Record Date, 16,825,840 shares of Common Stock were outstanding. Of that amount, 674,098 shares were held as treasury shares which cannot be voted at the Annual Meeting and are not counted to determine whether a quorum is present. Each share of Common Stock, excluding treasury shares, entitles its record holder on the Record Date to one vote on all matters.

Revocability of Proxy

You may revoke your proxy prior to its exercise. You may do this by (a) delivering to the Secretary of the Company, Ulrich Gottschling, at or prior to the Annual Meeting, an instrument of revocation or another proxy bearing a date or time later than the date or time of the proxy being revoked or (b) voting in person at the Annual Meeting. Mere attendance at the Annual Meeting will not serve to revoke your proxy.

How Your Shares Will Be Voted; Broker Non-Votes

All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted “FOR” (a) the election of the Board’s nominee for Class II director and (b) the ratification of the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. As to any other business which may properly come before the Annual Meeting, the persons named in such proxies will vote in accordance with their best judgment, although the Company does not presently know of any other such business.

As indicated above, if you are a stockholder of record who submits a proxy but does not indicate how the proxies should vote on one or more matters, the named proxies will vote as indicated in the preceding paragraph. However, if your shares are held by a broker and you do not provide instructions to the broker on how to vote, the absence of instructions may cause a “broker non-vote” on the matters for which you do not provide instructions. Accordingly, if you want to vote your shares on a matter, it is important that you provide voting instructions to your broker on that matter. A broker non-vote occurs when the stockholder grants a limited proxy that does not empower the holder to vote on a particular proposal(s).

Quorum and Voting

Shares of Common Stock will be counted as present at the Annual Meeting if the stockholder is present and votes in person at the Meeting or has properly submitted, and not revoked, a proxy. A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. Shares representing a majority of the voting power of the Company’s outstanding shares of Common Stock (excluding treasury shares) entitled to vote as of the Record Date, present in person or by proxy, will be necessary to establish a quorum for the Annual Meeting. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting.

In the election of directors under Proposal 1, the nominee receiving the highest number of votes “FOR” director will be elected as director. This number is called a plurality. The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for the adoption of Proposal 2. Abstentions and broker non-votes will have no effect on the voting with respect to Proposals 1 and 2.

Expenses and Method of Solicitation

The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives by directors, officers and employees of the Company who will not be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to stockholders whose Common Stock is held of record by such entities. The Board of Directors has authorized certain officers of the Company to retain the services of a proxy solicitation firm if, in such officers’ view, it is deemed necessary. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm would be up to $10,000 plus out-of-pocket expenses, all of which would be paid by the Company.

Nominations of Directors for the Annual Meeting

The Bylaws of the Company (the “Bylaws”) set forth certain procedures relating to the nomination of directors (the “Nomination Bylaw”) and no person will be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Bylaw. Under the terms of the Nomination Bylaw, to be timely for the Annual Meeting, a stockholder’s notice must have been delivered to or mailed and received at the principal executive offices of the Company not earlier than March 24, 2007 and not later than April 23, 2007. As of April 26, 2007, the Company had not received any nominations for the Annual Meeting in accordance with the Nomination Bylaw. The presiding officer of the Annual Meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Nomination Bylaw, and if he should so determine, he will so declare to the Meeting and the defective nomination will be disregarded. Notwithstanding the provisions of the Nomination Bylaw, a stockholder also must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder with respect to the matters set forth in the Nomination Bylaw. For information related to application of the Nomination Bylaw for the annual meeting of stockholders to be held in 2008 (the “2008 Annual Meeting”), see the discussion in this Proxy Statement under the caption “Submission of Stockholder Proposals and Director Nominations for the 2008 Annual Meeting.”

Stockholder Proposals for the Annual Meeting

The Bylaws set forth certain procedures relating to the procedures for properly bringing business before an annual meeting of the stockholders (the “Stockholder Proposal Bylaw”). Under the terms of the

Stockholder Proposal Bylaw, to be timely for the Annual Meeting, a stockholder must have delivered a notice regarding a proposal to the principal executive offices of the Company no earlier than March 24, 2007 and no later than April 23, 2007. As of April 26, 2007, the Company had not received any stockholder proposals for the Annual Meeting in accordance with the Stockholder Proposal Bylaw. The presiding officer of the Annual Meeting shall, if the facts warrant, determine and declare to the Meeting that business was not properly brought before the Meeting in accordance with the provisions of the Stockholder Proposal Bylaw, and if he should so determine, he shall so declare to the Meeting that any such business not properly brought before the Meeting shall not be transacted. For information related to the application of the Stockholder Proposal Bylaw for the 2008 Annual Meeting, see the discussion in this Proxy Statement under the caption “Submission of Stockholder Proposals and Director Nominations for the 2008 Annual Meeting.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth certain information about the beneficial ownership of the Common Stock as of April 13, 2007, by:

•       each person known by the Company to own beneficially more than 5% of the voting power of the outstanding Common Stock;

•       each of the Company’s current directors;

•       each nominee for election to become a director;

•       the Company’s Chief Executive Officer and the other officers named in the Summary Compensation Table set forth under the caption “Compensation of Executive Officers” (we refer to these officers as the “Named Executive Officers”); and

•       all of the Company’s current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). Shares over which a person exercises voting and/or investment power are deemed to be beneficially owned by such person. In addition, shares subject to options, warrants or other convertible securities that are exercisable within 60 days of April 13, 2007 are deemed to be outstanding and beneficially owned by the person who holds such option, warrant or other convertible security for the purpose of computing share and percentage ownership of that person but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Accordingly, for each named person, the percentage of shares beneficially owned by such person is based upon the number of shares of Common Stock outstanding on April 13, 2007, exclusive of treasury shares, together with options, warrants or other convertible securities held by such person that are exercisable for shares of Common Stock within 60 days of April 13, 2007. As of April 13, 2007, 16,820,992 shares of Common Stock were outstanding. Of that amount, 674,098 shares were held as treasury shares.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws and similar statutes. The information with respect to each person is as supplied or confirmed by such person, based upon statements filed with the SEC or based upon the actual knowledge of the Company.

	Amount and Nature of Beneficial Ownership(1)
Name	Number of Shares Owned(1)	Right to Acquire(2)	Percent of Class
SRS Labs, Inc. Common Stock
Principal Stockholders:
Thomas C.K. Yuen and Misako Yuen(3)	3,214,910	366,250
Kern Capital Management, LLC(4)	1,176,849	—
Sandler Capital Management; Andrew Sandler(5)	765,000	—
Class I Directors:
Winston E. Hickman	—	80,625
Carol L. Miltner	—	36,458	*
Class II Director:
David R. Dukes	—	75,625

Name	Number of Shares Owned(1)	Right to Acquire(2)	Percent of Class
Class III Directors:
Thomas C.K. Yuen(3)	3,229,910	366,250
Sam Yau	—	159,625
Named Executive Officers:
Thomas C.K. Yuen(3)	3,229,910	366,250
Ulrich E. Gottschling	—	36,250
Alan D. Kraemer	200	136,000
Michael J. Franzi	—	48,750
Sarah Yang	4,700	158,468
Janet M. Biski(6)	16,425	—
David Frerichs(7)	—	—
All directors and executive officers as a group (11 persons)	3,251,235	1,098,051
SRSWOWcast.com, Inc. Common Stock(8)
Thomas C.K. Yuen	—	650,000	29.3%
Winston E. Hickman	—	—	—
Carol L. Miltner	—	—	—
David R. Dukes	—	—	—
Sam Yau	—	—	—
Ulrich E. Gottschling	—	—	—
Janet M. Biski(6)	—	—	—
Alan D. Kraemer	—	300,000	16.0%
Michael J. Franzi	—	—	—
Sarah Yang	—	—	—
All directors and executive officers as a group (9 persons)	—	950,000	37.7%

*                    Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)          Includes shares beneficially owned, whether directly or indirectly, individually or together with associates.

(2)          Consists of shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days following April 13, 2007.

(3)          Includes 2,544,870 shares of Common Stock held by Mr. Yuen and Mrs. Yuen as co-trustees of the Thomas Yuen Family Trust, 366,250 shares issuable to Mr. Yuen upon exercise of stock options that are currently exercisable, and 101,000 shares held by The Thomas and Misako Yuen Family Foundation. Does not include 213,469 shares of Common Stock held by Atsuko Hamasaki as trustee of the Yuen 1993 Irrevocable Trust (144,825 shares) and as custodian for Mr. Yuen’s children, Jennifer Wen Lee Yuen (31,465 shares) and Constance Kahlee Yuen (37,179 shares). Also does not include 5,714 shares held by Jennifer Wen Lee Yuen. Mr. and Mrs. Yuen disclaim beneficial ownership of the 213,469 shares held by Atsuko Hamasaki in the capacities referenced above and the 5,714 shares held by Jennifer Wen Lee Yuen, the adult daughter of Mr. and Mrs. Yuen. Also not included are 9,000 shares of Common Stock held by: Atsuko Hamasaki in her individual capacity (3,000 shares); Noriaki Hamasaki (3,000 shares); and Yuzuru Hamasaki (3,000 shares). Atsuko Hamasaki, Noriaki Hamasaki and Yuzuru Hamasaki are the sister-in-law, brother-in-law and father-in-law of Mr. Yuen, none of whom resides in the same household as Mr. and Mrs. Yuen. Mr. and

Mrs. Yuen disclaim beneficial ownership of the above-referenced 9,000 shares. The address for Mr. and Mrs. Yuen is c/o SRS Labs, Inc., 2909 Daimler Street, Santa Ana, California 92705.

(4)          Based on a Schedule 13G filed with the SEC on February 14, 2007. Robert E. Kern Jr. and David G. Kern are the Principals and controlling members of Kern Capital Management, LLC (“KCM”) and may be deemed the beneficial owner of the securities of the Company owned by KCM in that they might be deemed to share the power to direct the voting or disposition of the securities. Robert E. Kern Jr. and David G. Kern each disclaims beneficial ownership of the shares held by KCM. The address for KCM, Robert E. Kern Jr. and David G. Kern is 114 West 47th Street, Suite 1926, New York, NY 10036.

(5)          Based on a Schedule 13G filed with the SEC on February 14, 2007. Sandler Capital Management is the investment adviser to Sandler Associates, Sandler Associates II, L.P., Sandler Offshore Fund, Inc., Sandler Plus Master Fund, Ltd. and various managed accounts. Includes 365,719, 18,900, 117,127 and 181,754 shares of Common Stock beneficially owned by Sandler Associates, Sandler Associates II, Sandler Offshore and Sandler Plus, respectively, and 81,500 shares of Common Stock beneficially owned by separately managed accounts. Sandler Capital Management is the investment adviser to Sandler Associates, Sandler Associates II, Sandler Offshore, Sandler Plus and various managed accounts. Andrew Sandler is the portfolio manager of Sandler Associates, Sandler Associates II, Sandler Offshore and various separately managed accounts. Sandler Capital Management and Andrew Sandler each disclaims beneficial ownership of these securities except to the extent of its or his equity interest therein. The address of Sandler Capital Management, Andrew Sandler and the funds listed above is 711 Fifth Avenue New York, New York 10022.

(6)          Ms. Biski served as the Company’s Chief Financial Officer, Secretary and Treasurer until January 2, 2006, and served as the Company’s Vice President from January 2, 2006 to March 31, 2006.

(7)          Mr. Frerichs served as the Company’s Executive Vice President, Strategic Marketing and Corporate Development from November 2005 until July 2006.

(8)          SRSWOWcast.com, Inc. (“SRSWOWcast”) is a wholly-owned subsidiary of the Company. As of April 13, 2007, 1,570,000 shares of common stock of SRSWOWcast were outstanding, all of which were held by the Company. All share amounts represent shares of SRSWOWcast common stock issuable upon exercise of stock options.

No director, officer, affiliate of the Company or record owner of more than five percent of the Common Stock, or any associate of such person, is a party adverse to the Company in any material pending legal proceeding or has a material interest adverse to the Company in such proceeding.

ELECTION OF DIRECTORS

(Proposal 1)

The Company’s Certificate of Incorporation and Bylaws provide for a “classified” board of directors. The number of authorized directors is currently five. Currently, there are two Class I directors (Mr. Hickman and Ms. Miltner), whose terms expire at the 2009 annual meeting of stockholders; one Class II director (Mr. Dukes) whose term expires at the Annual Meeting; and two Class III directors (Messrs. Yau and Yuen), whose terms expire at the 2008 annual meeting. The Nomination and Corporate Governance Committee recommended to the Board, and the Board approved, the nomination of David R. Dukes for election as the Class II director at the Annual Meeting, to serve a three year term expiring at the 2010 annual meeting or until such director’s successor is elected and qualified. The Nomination and Corporate Governance Committee of the Board did not receive from a stockholder or any other source the name of any other person for consideration as a nominee for director of the Company. The Class II director shall be elected by a plurality of the votes of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such election.

In the event the nominee is unable to or declines to serve as a director at the time of the Annual Meeting (which is not anticipated), the persons named in the proxy will vote for the election of such person as may be designated by the present Board of Directors.

The Board of Directors unanimously recommends a vote “FOR” the election of David R. Dukes as the Class II director. Unless otherwise directed in the accompanying proxy, the persons named therein will vote for the election of David R. Dukes.

Information About the Class II Director Nominee

The following table sets forth information regarding the nominee, including age on the date of the Annual Meeting and business experience during the past five years:

Name	Age	Director Since	Principal Occupation and Other Information
David R. Dukes	63	2003

Mr. Dukes has served as the Vice Chairman of RSI Holding Corporation, a manufacturing company, since September 2001. Mr. Dukes was retired from May 1998 to September 2001. During his retirement, Mr. Dukes participated in investment activities and in consulting projects for various companies. From September 1989 to May 1998, Mr. Dukes was employed by Ingram Micro, the world’s largest distributor of technology products and services. Mr. Dukes served in various executive capacities with Ingram Micro, including Co-Chairman, Vice Chairman, President and Chief Operating Officer. Mr. Dukes also was a co-founder and Chief Executive Officer of Ingram Alliance from January 1994 to 1998, and was Chairman of the Global Technology Distribution Council from January 1998 to December 1999.

Information About Directors Whose Terms Continue

The following table sets forth information regarding the members of the Board of Directors who are designated either Class I or Class III Directors and are continuing in office as directors of the Company:

Class I Director—Term Expiring at the 2009 Annual Meeting

Name	Age	Director Since	Principal Occupation and Other Information
Winston E. Hickman	64	2003

Mr. Hickman served as Executive Vice President and Chief Financial Officer of Ashworth, Inc., a leading designer of golf-inspired lifestyle sportswear, from February to November 2006. Prior to Ashworth, Mr. Hickman was Executive Vice President and Chief Financial Officer of REMEC, Inc., a manufacturer of components and subsystems for wireless communications, beginning in November 2003. Prior to REMEC, Mr. Hickman served as Chief Financial Officer and a member of the Board at Paradigm Wireless System, Inc. from May 2000 to November 2003. Paradigm was acquired by REMEC in late 2003. Mr. Hickman also served as Senior Vice President and Chief Financial Officer for Pacific Scientific. He has also held the position of Vice President of Finance at Allied Signal and Rockwell International, both large public companies. Mr. Hickman received his undergraduate degree from California State University, Long Beach and a Masters degree in Business Administration from the University of Southern California.

Carol L. Miltner	64	2004

Since October 2002, Ms. Miltner has served as the Chief Executive Officer of Positive Impact, a national consulting company specializing in sales, strategic planning and compensation advice and seminars. From January 2000 to October 2002, Ms. Miltner served as Chief Executive Officer of the Global Technology Distribution Council, an international forum of the Chairpersons and Chief Executive Officers representing the world’s largest technology distributors. From February 1999 to January 2000, she was a partner in a national seminar and consulting company, Impact, LLC. From July 1991 to February 1999, Ms. Miltner was President of Motivation by Miltner. Prior to 1991, she spent nineteen years in sales management positions for IBM, Xerox Corporation and Apple Computer, and served as the Senior Vice President of Sales for Ingram Micro. Ms. Miltner currently serves on the board of directors of QLogic Corporation, a manufacturer of a networking infrastructure components, and Intcomex, a distributor of information technology products primarily in Latin America and Mexico.

Class III Directors—Terms Expiring at the 2008 Annual Meeting

Name	Age	Director Since	Principal Occupation and Other Information
Sam Yau	58	2000

Mr. Yau has served as the Lead Director of the Board of Directors since January 2005. From May 2004 until its sale to a third party in September 2006, Mr. Yau also served as a director of ValenceTech Limited, a formerly wholly-owned subsidiary of the Company. Mr. Yau also serves on the board of directors of Multi-Fineline Electronix, Inc., one of the largest U.S.-based flex circuit manufacturers. Since 1997, Mr. Yau has been a private investor. From May 1995 to May 1997, Mr. Yau was Chief Executive Officer of National Education Corporation, a provider of educational services and products. He was also a past Chairman of the Forum for Corporate Directors, Orange County. Mr. Yau received his Masters degree in Business Administration from the University of Chicago.

Thomas C.K. Yuen	55	1994

Mr. Yuen has served as the Chairman of the Board, Chief Executive Officer and President of the Company since January 1994. Mr. Yuen has also served as the Chairman of the Board and Chief Executive Officer of SRSWOWcast, Inc., the Company’s wholly-owned subsidiary, since 1999. From March 1998 until its sale to a third party in September 2006, Mr. Yuen served as the Chairman of the Board and Chief Executive Officer of ValenceTech Limited, a former wholly-owned subsidiary of the Company. Prior to joining SRS Labs, Mr. Yuen co-founded in 1981 AST Research, Inc., a personal computer manufacturer. He served as AST’s Co-Chairman and Chief Operating Officer. Under his leadership, AST became a Fortune 500 company in 1991 and its stock was named the Best Performing NASD Stock of 1991. Mr. Yuen departed AST in 1992 and focused his efforts on investing in new projects. Before co-founding AST, he held various engineering and project management positions with Hughes Aircraft Company, Sperry Univac and Computer Automation. Mr. Yuen received his Bachelor of Science degree in Electrical Engineering from the University of California, Irvine in 1974 with School Honors. He is also an Honorary Professor of China Nationality University in Beijing. Mr. Yuen is the recipient of several awards from the University of California, Irvine, including the UCI Medal in 1990; the outstanding

Engineering Alumni Award in 1987 and the Distinguished Alumnus Award in 1986. He was named one of the top 25 executives of the computer industry by the Computer Reseller News Magazine in 1988 and 1991 In 1997, Mr. Yuen received the Director of the Year award from the Orange County Forum for Corporate Directors. Mr. Yuen is also the Chairman and Chief Executive Officer of PrimeGen Biotech, LLC, a private stem cell research Company.

Information About Executive Officers

The following table sets forth the executive officers of SRS Labs, Inc., their ages as of the date of the Annual Meeting, and the positions currently held by each person:

Name	Age	Position(s)
Thomas C.K. Yuen	55	Chairman of the Board, Chief Executive Officer and President
Ulrich E. Gottschling	48	Chief Financial Officer, Treasurer and Secretary
Alan D. Kraemer	56	Executive Vice President and Chief Technology Officer
Michael J. Franzi	51	Vice President, Sales—Licensing
Sarah Yang	40	Vice President, Software Engineering

All officers serve at the pleasure of the Board of Directors. Biographical information regarding Mr. Yuen appear earlier in this Proxy Statement. See “Information About Directors Whose Terms Continue”.

Ulrich E. Gottschling has served as the Company’s Chief Financial Officer, Secretary and Treasurer since January 2006. Prior to that, Mr. Gottschling served as Chief Financial Officer of Valor Computerized Systems, Inc. (“VCS”), which offers integrated software solutions from design through manufacturing to the electronics supply chain, from 1999 to December 2005 and as Vice President of Operations of VCS from 2000 to December 2005. He was also President, Chief Financial Officer and a member of the board of directors of E4ENET.Com, Inc., an affiliated company of VCS, which offers business-to-business collaboration technology. Prior to joining VCS, Mr. Gottschling was Chief Financial Officer of Sound Source Interactive, Inc, a publicly-held entertainment software company, from 1995 to 1999 and also served as President and Chief Operating Officer of Sound Source from 1997 to 1999.

Alan D. Kraemer has served as the Company’s Chief Technology Officer since January 2005 and as the Executive Vice President, Technology and Business Development since June 2004. Prior to that, he served as the Company’s Vice President, Engineering from April 2000 to May 2004 and Director of Engineering from February 1994 to March 2000. In addition, Mr. Kraemer has served as President of Sierra Digital Productions, Inc., a compact disc production and recording company, since August 1989. Prior to that, Mr. Kraemer served as Senior Vice President of Engineering of De LaRue Printrak; Vice President of Engineering for AST Research; Vice President of Engineering with Point4 Data Corporation; and Director of Software Engineering of Northrop Electronics.

Michael Franzi has served as the Company’s Vice President, Sales—Licensing since August 2005. Prior to that, from October 2004 to July 2005, Mr. Franzi was Chief Marketing Officer at THX Ltd., formerly a division of Lucasfilm Ltd. THX is a leading supplier of technology solutions and services for the consumer electronics, cinema, DVD authoring, games and automotive markets. From November 2003 to October 2004, Mr. Franzi was Vice President of Americas—Marketing and Sales for a subsidiary of KDDI

Corporation, a Japanese information and communication company, where he successfully launched many innovative products for real time monitoring of video quality into the professional TV broadcast and post-production markets. From September 2000 to February 2003, Mr. Franzi was Vice President, Worldwide Sales and Marketing for Planar Systems, a provider of flat-panel displays. Prior to that, he held senior sales and marketing management positions at leading technology companies including Tektronix, Inc. and Conexant Systems. Mr. Franzi holds a Bachelor of Science degree in Electrical Engineering from the University of Pittsburgh and has attended executive management classes at Wharton Business School.

Sarah Yang has served as the Company’s Vice President of Software Engineering since January 2006. Ms. Yang previously served as the Company’s Senior Director of Software Engineering from April 2004 to December 2005 and the Director of Software Engineering from April 2001 to March 2004. Ms. Yang joined the Company in February 2000 as senior DSP engineer. Prior to joining SRS, Ms. Yang was Senior Consultant at Computer Sciences Corporation and has held senior software engineering positions at Vicor Corporation and National Instruments. Ms. Yang holds a Masters of Science degree in Physics from Texas A&M University and Masters of Science degree in Electrical Engineering from The Institute of Acoustics in China.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND
COMMITTEES OF THE BOARD

The Board of Directors provides general oversight for our business. It establishes overall policies and standards for the Company and reviews the performance of management. In addition, the Board has established three standing committees, an Audit Committee, a Compensation Committee and a Nomination and Corporate Governance Committee, whose functions are briefly described below. The directors are kept informed of our operations at meetings of the Board and its committees through reports and analyses from, and discussions with, management.

During the fiscal year ended December 31, 2006 (the “Fiscal Year” or “Fiscal 2006” or “2006”), the Board of Directors and the various committees of the Board held the following number of meetings: Board of Directors, ten; Audit Committee, seven; Compensation Committee, six; and Nomination and Corporate Governance Committee, two. During Fiscal 2006, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and total number of meetings of any committees of the Board, which he or she was required to attend.

Committees of the Board

Audit Committee.   The Audit Committee provides oversight of the (a) financial reporting process, the system of internal controls and the audit process of the Company and (b) the Company’s independent registered public accounting firm. The Audit Committee evaluates the performance of the Company’s independent registered public accounting firm, and makes decisions regarding the selection, retention and, where appropriate, the replacement of, the Company’s independent registered public accounting firm. The Audit Committee also reviews with management and the Company’s independent registered public accounting firm the Company’s interim and year-end financial statements and discusses with management and the Company’s independent registered public accounting firm any significant accounting and reporting issues and conformance of the Company’s financial statements with applicable accounting and regulatory requirements. The Audit Committee is responsible for recommending to the Board of Directors whether the Company’s audited financial statements should be included in the Company’s annual report on Form 10-K and is responsible for the oversight of the creation and implementation of corporate risk policies and procedures.

The current members of the Audit Committee are Winston E. Hickman (Chair), David R. Dukes, Carol L. Miltner and Sam Yau. The Board of Directors has determined that each member of the Audit Committee is independent, as defined in Rule 4200(a)(15) of the NASDAQ Stock Market Marketplace Rules (the “NASDAQ Rules”) and Rule 10A-3 under the Exchange Act. The Board of Directors has determined that Mr. Hickman, the Chairman of the Audit Committee, is an “Audit Committee financial expert,” as defined under the rules of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors. The charter of the Audit Committee is also available at http://www.srslabs.com/auditcommitteecharter412.asp. A copy of the charter may be obtained upon request, without charge, by contacting our Investor Relations Department at (949) 442-1070 or by writing to us at SRS Labs, Inc., 2909 Daimler Street, Santa Ana, California 92705, Attn: Investor Relations Manager.

Compensation Committee.   The responsibilities of the Compensation Committee include (a) assisting the Board in developing and evaluating potential candidates for executive positions; (b) with the assistance of the other independent directors on the Board, recommending to the Board for determination the compensation, including incentive pay, of the Chief Executive Officer; (c) approving the annual compensation of the other executive officers of the Company; and (d) approving and/or administering the Company’s equity incentive compensation and cash bonus plans and determining awards thereunder. The current members of the Compensation Committee are Carol L. Miltner (Chair), David R. Dukes, Winston E. Hickman, and Sam Yau. Our Board of Directors has determined that each member of the Compensation Committee is independent under the NASDAQ Rules. The charter of the Compensation Committee is available at http://www.srslabs.com/compensationcommitteecharter414.asp. A copy of the charter may be obtained upon request, without charge, by contacting our Investor Relations Department at 949-442-1070 or by writing to us at SRS Labs, Inc., 2909 Daimler Street, Santa Ana, California 92705, Attn: Investor Relations Manager.

Nomination and Corporate Governance Committee.   The Nomination and Corporate Governance Committee identifies and recommends candidates for election to the Board of Directors. It advises the Board of Directors on all matters relating to directorship practices, including the criteria for selecting directors, policies relating to tenure and retirement of directors and compensation and benefit programs for non-employee directors. The Nomination and Corporate Governance Committee also makes recommendations relating to the duties and membership of committees of the Board of Directors, recommends processes to evaluate the performance and contributions of individual directors and the Board of Directors as a whole, and approves procedures designed to provide that adequate orientation and training are provided to new members of the Board of Directors. The Nomination and Corporate Governance Committee also makes recommendations relating to the development of the Company’s corporate governance guidelines and is responsible for overseeing the development of executive succession plans. The members of the Nomination and Corporate Governance Committee are Sam Yau (Chair), David R. Dukes, Winston E. Hickman and Carol L. Miltner. Our Board of Directors has determined that each member of the Nomination and Corporate Governance Committee is independent under the NASDAQ Rules. The charter of the Nomination and Corporate Governance Committee is available at http://www.srslabs.com/compensationcommittee413.asp. A copy of the charter may be obtained upon request, without charge, by contacting our Investor Relations Department at 949-442-1070 or by writing to us at SRS Labs, Inc., 2909 Daimler Street, Santa Ana, California 92705, Attn: Investor Relations Manager.

Nominations for directors submitted to the Committee by stockholders, other directors or management are evaluated according to the nominee’s knowledge, experience and background. While the Nomination and Corporate Governance Committee does not have any specific minimum qualifications for director candidates, the Committee may take into consideration such factors and criteria as it deems appropriate in evaluating a candidate, including his or her judgment, skill, integrity, diversity and business or other experience.

The Nomination and Corporate Governance Committee is responsible for identifying and evaluating candidates for Board membership and selecting or recommending to the Board nominees to stand for election. Candidates may come to the attention of the Nomination and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. The Nomination and Corporate Governance Committee evaluates all candidates selected for consideration, including incumbent directors, based on the same criteria as described above. All candidates who, after evaluation, are then recommended by the Nomination and Corporate Governance Committee and approved by the Board, are included in the Company’s recommended slate of director nominees in its proxy statement.

The Nomination and Corporate Governance Committee will consider nominees recommended by stockholders. Any stockholder who wishes to recommend for the Nomination and Corporate Governance Committee’s consideration a prospective nominee to serve on the Board of Directors may do so by giving the candidate’s name and qualifications in writing to the Company’s Secretary at the following address: 2909 Daimler Street, Santa Ana, California 92705.

Corporate Governance

Code of Business and Ethics and Corporate Governance Guidelines.   The Company is committed to having sound corporate governance principles and has implemented the following corporate governance policies and procedures. The Company’s Code of Business Conduct and Ethics, which is applicable to our directors, our principal executive officer, our principal financial officer, our principal accounting officer and all of our other officers and employees, is available at http://www.srslabs.com/conductandethics416.asp. Our Corporate Governance Guidelines can be found at http://www.srslabs.com/governanceguidelines415.asp. Copies of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics may be obtained upon request, without charge, by contacting our Investor Relations Department at 949-442-1070 or by writing to us at SRS Labs, Inc., 2909 Daimler Street, Santa Ana, California 92705, Attn: Investor Relations Manager. The Company intends to disclose future amendments to certain provisions of the Code of Business Conduct and Ethics, and any waivers of such provisions, required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”), in the “Investors—Corporate Governance” section of the Company’s website at www.srslabs.com.

Lead Director.   If the Chairman of the Board of the Company does not qualify as an independent director, the independent directors of the Board select one of the independent directors to be the “Lead Director.”  The Board of Directors has designated Sam Yau as the Lead Director. The Lead Director has the following duties and responsibilities: (a) acting as Chair of the meetings of the independent directors; (b) serving as a conduit of information between the independent directors and the Chairman of the Board, the CEO and other members of management; (c) together with the Chairman of the Board, scheduling and developing the agenda for at least one strategic planning meeting of the Board and at least one meeting to develop the annual financial plan; (d) together with the Chairman of the Board, setting the annual calendar of Board meetings throughout the year, preparing the list of regular items to be included in Board agendas throughout the year and establishing and circulating the Board agendas for each Board meeting; and (e) such other responsibilities and duties as the Board of Directors shall designate.

Board Independence.   The Board has determined that each of the Company’s directors other than Mr. Yuen satisfies the requirements for “independence” under the NASDAQ Rules. Thomas C.K. Yuen, our Chairman and Chief Executive Officer, is our only non-independent director.

Communications with the Board.   You may send communications to the Board of Directors, to the non-management members of the Board or to an individual Board member by directing an e-mail to: boardofdirectors@srslabs.com or by sending a letter to SRS Labs, Inc., SRS Labs, Inc., 2909 Daimler Street, Santa Ana, California 92705, Attn: Corporate Secretary. The Corporate Secretary will forward these communications to the intended recipients. Unsolicited advertisements or invitations to conferences or promotional materials, in the discretion of the Secretary, may not be forwarded to directors.

Director Attendance at Annual Meetings of Stockholders.   Under the Company’s Corporate Governance Guidelines, the Company’s directors are encouraged to attend annual meetings of the Company’s stockholders. All of the then current members of the Board of Directors attended the Company’s 2006 annual meeting of stockholders.

Compensation of Directors

The following table provides compensation information for the one year period ended December 31, 2006 for each member of the Board of Directors other than Thomas C.K. Yuen who is also an executive officer of the Company. Please see the Summary Compensation Table for compensation information relating to Mr. Yuen.

Name	Fees Earned or Paid in Cash($)	Option Awards (1)($)	All Other Compensation ($)	Total ($)
David R. Dukes	$53,500	$116,960	—	$170,460
Winston E. Hickman	52,500	102,626	—	155,126
Carol L. Miltner	55,500	86,280	—	141,780
Sam Yau	60,500	121,753	—	182,253

(1)          Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123R, Share-based Payments (“SFAS 123R”). See Note 7 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. The full grant date fair value of the 2006 awards to each director, computed in accordance with SFAS 123R was as follows: David R. Dukes—$91,500, Winston E. Hickman—$137,250, Carol L. Miltner—$137,250 and Sam Yau—$91,500. As of the end of fiscal year 2006, the aggregate number of shares subject to the stock option awards then outstanding for each director was as follows: David R. Dukes—135,000, Winston E. Hickman—150,000, Carol L. Miltner—105,000 and Sam Yau—224,000.

Cash Compensation.   Directors who also are employees of the Company are not paid any fees or remuneration, as such, for their service on the Board or on any Board committee. Each non-employee director of the Company receives an annual retainer of $12,000 and a fee of $1,000 per Board meeting attended and $500 per committee meeting attended. The Lead Director also receives a supplemental annual retainer of $4,000. In addition, the chairs and members of the standing committees of the Board receive the following supplemental annual retainers:

Committee	Chair	Members
Audit	$12,000	$9,000
Compensation	$11,000	$8,000
Nomination and Corporate Governance	$8,000	$6,000

In addition, each non-employee director who resides outside the Southern California area is entitled to receive reimbursement for reasonable travel expenses in accordance with the Company’s travel expense policy with respect to each Board or Board committee meeting held in Southern California that such non-employee director attends in person. For Board or Board committee meetings held outside the Southern California area, each director is entitled to receive reimbursement for reasonable travel expenses in accordance with the Company’s travel policy for meetings such director attends in person.

Non-employee Directors’ Plan.   Each non-employee director is eligible to receive stock options under the SRS Labs, Inc. Amended and Restated 1996 Non-employee Directors’ Stock Option Plan (the “Non-employee Directors’ Plan”), a non-discretionary, formula stock option plan. Under the Non-employee Directors’ Plan, (a) each non-employee director who first becomes a member of the Board is granted an option to purchase 10,000 shares of Common Stock automatically upon election to the Board of Directors which vests upon the date of grant, and (b) each non-employee director is granted an option to purchase 15,000 shares of Common Stock automatically effective at the close of business on the date of each of the Company’s annual meeting of stockholders at which such non-employee director is elected which vests in three equal annual installments commencing on the first anniversary of the applicable date of grant. The exercise price for all options granted under the Non-employee Directors’ Plan is the fair market value of Common Stock on the date of grant. At the close of the Company’s Annual Meeting of stockholders in 2006, Winston E. Hickman and Carol L. Miltner were each granted an option to purchase 15,000 shares of Common Stock at an exercise price of $5.15 per share under the Non-employee Directors’ Plan. In the event that David R. Dukes is elected as a director at the Annual Meeting, he will receive on such date an option pursuant to the Non-employee Directors’ Plan to purchase 15,000 shares of Common Stock which vests in three equal annual installments.

1996 Plan.   Each non-employee director was also eligible to receive awards under the Company’s Amended and Restated 1996 Long-Term Incentive Plan (the “1996 Plan”) a discretionary plan currently administered by the Compensation Committee, or by the Board of Directors with respect to awards to members of the Board. Under the Board’s Non-Employee Director Compensation Policy, each non-employee member of the Board of Directors was granted an option to purchase 30,000 shares of Common Stock pursuant to the 1996 Plan on the date of each annual meeting of stockholders at which such non-employee director is re-elected as a non-employee director or continues in office as an incumbent director, with the following terms and conditions: (a) the options shall vest one-fourth one year after the date of grant; and one-sixteenth every three months during the next three successive years thereafter; (b) the options shall have a term of ten years from the date of grant; and (c) the exercise price shall be the fair market value of the Common Stock on the date of grant. Since the 2006 Plan was approved in June 2006, no further awards have been or will be made under the 1996 Plan.

2006 Plan.   In June 2006, the Company’s stockholders approved the SRS Labs, Inc. 2006 Stock Incentive Plan (the “2006 Plan”). Any option awards to non-employee directors granted after the date of the 2006 annual meeting of the stockholders, other than those granted under the Non-employee Directors’ Plan, have been, and will be, granted pursuant to the 2006 Plan rather than pursuant to the 1996 Plan. In 2006, the Board of Directors awarded to each of David R. Dukes, Winston E. Hickman, Carol Miltner and Sam Yau a non-qualified option to purchase 30,000 shares of Common Stock under the 2006 Plan at an exercise price of $5.15 per share with terms consistent with the terms of the Non-Employee Director Compensation Policy. In addition, provided that they continue in office, pursuant to the Non-Employee Director Compensation Policy, Winston E. Hickman, Carol Miltner and Sam Yau will each be awarded an option to purchase 30,000 shares of Common Stock pursuant to the 2006 Plan as of the close of business on the date of the 2007 Annual Meeting, with the following terms and conditions: (a) the options shall vest one-fourth one year after the date of grant; and one-sixteenth every three months during the next three successive years thereafter; (b) the options shall have a term of ten years from the date of grant; and (c) the exercise price shall be the fair market value of the Common Stock on the date of grant. Similarly, provided that he is re-elected at the Annual Meeting, David R. Dukes will be awarded an option to purchase 30,000 shares of Common Stock pursuant to the 2006 Plan under this policy as of the close of business on the date of the Annual Meeting.

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

The Audit Committee has selected the firm of Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”) to act as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, and has further directed that management submit the selection of the Company’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Squar Milner are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Squar Milner as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Squar Milner to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Squar Milner. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of Squar Milner as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. The affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required for approval of this proposal.

RELATIONSHIP OF THE COMPANY WITH
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees billed to us by Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”), the Company’s independent registered public accounting firm, for the year ended December 31, 2006, and BDO Seidman, LLP (“BDO”), the Company’s independent registered public accounting firm, for the year ended December 31, 2005.

	Fiscal Year Ended December 31,
	2006	2006	2005
Fee Category	Squar Milner	BDO	BDO
Audit Fees	$112,000	$145,900	$337,362
Audit-Related Fees	—	—	—
Tax Fees	—	41,519	31,150
All other fees	—	—	—
Total	$112,000	$187,419	$368,512

Audit Fees   In fiscal year 2006 and 2005, audit fees included fees associated with the audit of the Company’s annual financial statements, the quarterly reviews of the financial statements included in the Company’s Form 10-Q filings, consents included in other SEC filings and services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements related to those fiscal years.

Audit Related Fees.   There were no fees billed by either Squar Milner or BDO for audit related services in 2006 or 2005.

Tax Fees.   Tax fees in fiscal years 2006 and 2005 consisted of fees professional services billed for tax services, including tax compliance, tax advice and tax planning.

All Other Fees.   There were no fees billed by either Squar Milner or BDO for other services in 2006 or 2005.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The prior approval of the Audit Committee was obtained for all services provided by Squar Milner and BDO in 2006 and 2005.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On December 5, 2006, we engaged Squar Milner as our independent registered public accounting firm to audit our financial statements beginning with the fiscal year ending December 31, 2006. On that date, we advised BDO of our decision to dismiss BDO as our independent registered public accounting firm. Our Audit Committee unanimously approved the engagement of Squar Milner and the dismissal of BDO on December 5, 2006.

The Audit Committee believes the change of our independent registered public accounting firm is in the best interest of the Company and the recent simplification of our business model makes this an appropriate time for the change.

The reports of BDO on the Company’s financial statements for the years ended December 31, 2004 and 2005 did not contain any adverse opinion or disclaimer of opinion, and were not otherwise qualified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years and through December 5, 2006, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BDO would have caused them to make reference thereto in their reports on the financial statements for such years.

During our two most recent fiscal years and through December 5, 2006, we did not consult Squar Milner regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event (each as defined in Item 304(a)(1) of Regulation S-K) or (iii) any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2006 with the Company’s management. The Audit Committee has discussed with Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from Squar Milner required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Squar Milner with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Submitted by the Audit Committee:

Winston E. Hickman, Chair
David R. Dukes
Carol L. Miltner
Sam Yau

COMPENSATION OF EXECUTIVE OFFICERS

We are required by the SEC to discuss the compensation awarded to, earned by, or paid to (a) the Company’s principal executive officer; (b) the Company’s principal financial officer; (c) the Company’s three most highly compensated executive officers, other than the officers described in clauses (a) and (b), who were serving as executive officers at the end of Fiscal 2006, and (d) up to two additional individuals for whom such disclosure would have been provided under clauses (a) through (c) above but for the fact that the individual was not serving as an executive officer of the Company at the end of Fiscal 2006; provided, however, that no disclosure need be provided for any executive officer, other than the officers described in clauses (a) and (b), whose total compensation does not exceed $100,000.

Accordingly, the following sections disclose information regarding compensation awarded to, earned by, or paid to (a) Mr. Thomas C.K. Yuen, the Company’s Chief Executive Officer; (b) Ulrich Gottschling, the Company’s Chief Financial Officer; (c) Alan D. Kraemer, Michael J. Franzi and Sarah Yang, the three most highly-compensated executive officers other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers at the end of Fiscal 2006 and whose total compensation exceeded $100,000; and (d) Janet M. Biski, the Company’s former Chief Financial Officer, and David Frerichs, the Company’s former Executive Vice President, Strategic Marketing and Corporate Development, for whom disclosure would be required but for the fact that they were not serving as an executive officer of the Company at the end of Fiscal 2006. All of these officers are referred to in this Proxy Statement as the “Named Executive Officers.”

Compensation Discussion and Analysis

The Company’s compensation philosophy for all of its executive officers is based upon three primary themes: (a) offer base compensation sufficient to attract and retain high quality management talent; (b) provide variable compensation components (including short and long-term incentive awards) which are linked with the performance of the Company and that align executive remuneration with the interests of the stockholders; and (c) provide a benefits package which is competitive with similarly situated companies. Our compensation program is designed to reward teamwork and each employee’s contribution to the Company utilizing a pay for performance model.

The Company’s Compensation Committee is empowered to review, and approve or recommend for the approval of the full Board of Directors, the annual compensation and compensation procedures for the executive officers of the Company. Our management provides recommendations to the Compensation Committee with respect to most compensation matters, including executive compensation, and we utilize the services of compensation consultants and independent third party salary survey data as reference points; however, the final decisions regarding the compensation of our executive officers are made by the Compensation Committee. In measuring the executive officers’ contributions to the Company, the Compensation Committee considers a number of factors, including the Company’s revenue growth, net income and other financial performance measurements.

Elements of Company’s Compensation Plan

In 2006, the components of the Company’s executive compensation program consisted of (a) base salary; (b) the opportunity to earn a profit-sharing awards and quarterly and annual bonus awards under the SRS Labs, Inc. 2006 Profit Sharing and Bonus Plan (the “Profit Sharing and Bonus Plan”); (c) awards under the Company’s 1996 and 2006 Stock Incentive Plans; (d) individual merit bonuses; and (e) participation in the Company’s 2005 Change of Control Protection Plan. It is the Compensation Committee’s intention to set total executive compensation sufficiently high to attract and retain a strong motivated leadership team. The stock based compensation is included in total compensation to align the executives’ financial incentives with the interests of our stockholders; however, the Company does not have an exact formula for allocating between cash and non-cash compensation. The components of compensation to the Chief Executive Officer and the other executive officers of the Company that were directly related to the Company’s performance were comprised of  compensation to be earned under the Company’s profit sharing and bonus plan and performance based bonus awards. The Compensation Committee also considers the Company’s performance as a primary factor in granting the number of stock options and annual base salary increases. Of course, the compensation benefits related to stock option grants are related to the Company’s performance as reflected in the price of the Common Stock underlying the option.

With respect to the compensation of the Chief Executive Officer, the Compensation Committee reviews and approves on an annual basis the corporate goals and objectives with respect to the compensation of the Chief Executive Officer and at least once a year evaluates the Chief Executive Officer’s performance in light of those established goals and objectives. Based upon that evaluation, the Compensation Committee then recommends to the full Board of Directors for determination the compensation of the Chief Executive Officer, including incentive pay. Among the most important goals and objectives that the Compensation Committee and the Board considered were achievement of financial results (including revenue growth and net income), strategic management and planning and management team building.

In Fiscal 2006, the Compensation Committee also used an individualized Management By Objective (MBO) program as a tool to evaluate and motivate the performance of the Company’s other executive officers. These individual MBOs, comprised of strategic and operating objectives, were developed in connection with an interactive process between executive management and each individual executive. The resulting MBOs were used as one of a number of guidelines which assisted the Chief Executive Officer in making recommendations to the Compensation Committee for their use in making decisions relating to several of the components of compensation discussed below, such as base salary increases, stock option awards under the Company’s equity incentive plans, and merit bonus awards.

Base Salary.   Salaries are evaluated annually for all executive officers. In 2006, Mr. Yuen declined an offer from the Board of Directors to increase his base salary based upon his superior performance; therefore, his base salary remained unchanged at $300,000 per year. In determining the appropriate salary levels for the executive officers, the Compensation Committee considers, among other factors, the officer’s scope of responsibility, prior experience, past and current performance, and prevailing compensation levels for similar positions at comparable companies.

Profit Sharing and Bonus Plan.   In 2006, all of the Company’s full-time employees, including the Chief Executive Officer and the other executive officers of the Company, were eligible to receive profit sharing awards and quarterly and annual bonus awards payments under the 2006 Profit Sharing and Bonus Plan. The Profit Sharing and Bonus Plan (a) recognizes that employees’ and management’s contribution to stockholders’ returns comes from maximizing earnings and the quality of those earnings, and (b) is designed to provide a performance-based incentive for all Company employees, including executive officers, and to attract and retain qualified personnel. Under the Profit Sharing and Bonus Plan, bonuses are paid based on a percentage of the excess of the Company’s actual net income for the applicable fiscal year over targeted net income goals for that year, and profit-sharing payments are tied to a percentage of net income. Bonus amounts and profit-sharing payments under the Profit Sharing and Bonus Plan were based upon a percentage of the recipient’s annual salary. The targets for the Profit Sharing and Bonus Plan were established for 2006 by the Board of Directors. The Profit Sharing and Bonus Plan was approved by the Compensation Committee for 2006 and is subject to change or termination by the Company at any time. Payment of $103,124 was made to the Chief Executive Officer and payment of an aggregate of $353,161 was made to the Company’s other executive officers and key employees relating to profit sharing and bonus amounts earned under the Profit Sharing and Bonus Plan.

Stock-Based Compensation.   We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. We have established equity incentive plans to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. In 2006, the Compensation Committee awarded options to purchase an aggregate of 210,000 shares of Common Stock to the Company’s Named Executive Officers. Although the Compensation Committee was ready to award new options to the Company’s Chief Executive Officer due to his superior performance, he elected not to receive any new awards during 2006. The options granted vest over a four year period to provide a long-term incentive to such officers, provide them with an opportunity to obtain an ownership interest in our company and further align their interests with the interests of our stockholders. The number of stock options granted to each executive officer is determined by the Compensation Committee based upon the individual’s overall performance. To date, the Compensation Committee has viewed the options program as a necessary supplement to the base salary to provide a competitive compensation package, as well as a reward and an incentive for superior on-the-job performance.

Subject to certain exceptions set forth below, the Company plans stock option grant dates well in advance of any actual grant. Regarding our usual grants, the timing of each grant is determined months in advance to coincide with a scheduled meeting of our Board of Directors or its Compensation Committee. Except in highly unusual circumstances, we will not allow option grants at other dates. The grant date is established when the Company’s Compensation Committee approves the grant and all key terms have been determined. The exercise price of each of our stock option grants is the market closing price on the grant date.

Performance Based  Merit Bonuses.   Based upon the overall performance of the Company and their individual and collective performance as an executive management team in 2006, Thomas C.K. Yuen, the Company’s Chief Executive Officer, earned a merit bonus in the amount of $33,620, and the Company’s other executive officers earned merit bonuses in the aggregate amount of $98,785. Any and all amounts awarded by the Compensation Committee to executive management as merit bonuses are performance based and no amounts are guaranteed.

2005 Change of Control Protection Plan.   The Company adopted the SRS Labs, Inc. 2005 Change in Control Protection Plan (the “Change in Control Plan”) to address retention concern for certain key employees of the Company. Certain employees of the Company and its subsidiaries selected by the Board of Directors are eligible to participate in the Change in Control Plan. The Change in Control Plan generally provides that if a participant’s employment is terminated without cause or if the participant resigns for good reason, as defined in the Plan, during a two year period following a change in control, the participant will be entitled to receive a severance payment. The size of severance payment that would be due to a participant upon the occurrence of a covered termination ranges from one to two times the participant’s average taxable income during the five years preceding the change in control (“Average Taxable Income”), depending on the participant’s position with the Company. The Change in Control Plan also provides that the Company will pay a participant’s COBRA premiums for a period of 18 months following a covered termination.

Under the Change in Control Plan, Thomas C.K. Yuen, the Company’s Chairman and Chief Executive Officer, would be entitled to two times his Average Taxable Income, upon the occurrence of a covered termination within a two year period following a change in control. Ulrich Gottschling, the Company’s Chief Financial Officer, and Alan D. Kraemer, the Company’s Executive Vice President and Chief Technology Officer, would each be entitled to one and one-half times their Average Taxable Income upon the occurrence of a covered termination within a two year period following a change in control; and Michael Franzi, the Company’s Vice President, Sales Licensing would be entitled to one times his Average Taxable Income upon the occurrence of a covered termination within a two year period following a change in control. Any participant, like Mr. Yuen, that has an employment agreement or severance agreement with the Company that provides for severance-related benefits will not be entitled to receive any benefits under the Change in Control Plan unless the participant waives any and all severance benefits under the employment or severance agreement within five business days after a covered termination. No severance payments were made under the Change in Control Plan in 2006.

Accounting and Tax Considerations

Our stock option grant policies have been impacted by the implementation of SFAS No. 123R, which we adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of SFAS 123 under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

The Board will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Board is prepared, if it deems appropriate, to enter into compensation arrangements or pay compensation under which payments may not be deductible under Section 162(m); such deductibility will not be the sole factor used by the Board in ascertaining appropriate levels or modes of compensation. In 2006, since no executive officer of the Company was expected to earn compensation of $1,000,000 or more (as calculated under Section 162(m)), the Company did not take steps to avail itself of all potential deductions for executive officer compensation in excess of $1,000,000.

Summary Compensation Table

The following table provides certain information concerning the compensation earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers whose total compensation during Fiscal 2006 exceeded $100,000, as well as the Company’s former Chief Financial Officer and the Company’s former Executive Vice President, Strategic Marketing and Corporate Development (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compen sation(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation		Total
Thomas C.K. Yuen	2006	$300,000	$136,744	—	$23,196	—	—	$6,841	(6)	$466,781
Chairman, Chief Executive
Officer and President
Ulrich Gottschling	2006	$224,167	$115,442	—	$92,513	—	—	$6,114	(8)	$438,236
Chief Financial Officer
Alan Kraemer	2006	$260,960	$115,115	—	$35,653	—	—	$13,300	(7)	$425,028
Executive Vice President and Chief Technology Officer
Michael Franzi.	2006	$200,000	$84,986	—	$97,705	$78,846	—	$5,275	(8)	$466,812
Vice President, Sales—Licensing
Sarah Yang	2006	$207,000	$91,610	—	$108,813	—	—	$7,140	(8)	$414,563
Vice President, Software Engineering
Janet M. Biski(4)	2006	$204,884	—	—	$43,765	—	—	$1,647	(8)	$250,296
Former Chief Financial Officer
David Frerichs(5)	2006	$264,507	$9,907	—	$111,375	—	—	$3,735	(8)	$389,524
Former Executive Vice President, Strategic Marketing and Corporate Development

(1)                Amounts found in the Bonus Column of this Table are equal to amounts received under the 2006 Bonus and Profit Sharing Plan and performance based bonus(es) awarded by the Compensation Committee.

(2)                Amounts calculated utilizing the provisions of SFAS 123R. See Note 7 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

(3)                Includes $78,846 received for the achievement of quarterly sales targets and goals.

(4)                Ms. Biski served as Chief Financial Officer, Secretary and Treasurer until January 2, 2006, and served as Vice President from January 2, 2006 to March 31, 2006. Pursuant to her Transition Agreement and her Employment Agreement, as amended, she received payments totaling $150,000 from April 1, 2006 through December 31, 2006.

(5)                Mr. Frerichs served as Executive Vice President, Strategic Marketing and Business Development until July  12, 2006. Pursuant to his Separation Agreement he received payments totaling $125,000 from July 1, 2006 through December 31, 2006.

(6)                Includes contributions of $4,841 by the Company for the benefit of the executive to the Company’s 401(k) plan and payment of $2,000 under the Company’s Patent Reward Program.

(7)                Includes contributions of $6,300 by the Company for the benefit of the executive to the Company’s 401(k) plan and payment of $7,000 under the Company’s Patent Reward Program.

(8)                Includes contributions by the Company for the benefit of the executive to the Company’s 401(k) plan.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Employment Contracts

Thomas C.K. Yuen.   The Company entered into an employment agreement with Mr. Yuen effective as of July 1, 1996. The agreement provided for a fixed base salary, with annual increases and performance bonuses at the discretion of the Board of Directors. The agreement provides for a base salary for Mr. Yuen of $175,000 per year commencing July 1, 1996 and $225,000 per year for the 12-month period commencing January 1, 1997; such base salary to be adjusted, thereafter, by the Board of Directors, but not to be reduced below the initial base salary provided in the agreement. Mr. Yuen’s employment agreement provides that he should devote at least 40% of his time (based on an average eight hour work day) to the business of the Company. Effective April 1, 2000, on the basis of Mr. Yuen’s commitment to devote substantially greater time to the business of the Company the Compensation Committee of the Board set Mr. Yuen’s annual salary at $300,000. Mr. Yuen is permitted to directly engage in other business activities provided such activities are not competitive with the Company. The employment agreement with Mr. Yuen could be terminated by the Company for cause, which is defined as (a) the failure to follow the reasonable instructions of the Board of Directors, (b) the material breach of any term of the employment agreement and failure to cure such breach within 10 days after written notice thereof from the Company, or (c) the misappropriation of assets of the Company or any subsidiary by Mr. Yuen resulting in a material loss to such entity. Mr. Yuen could terminate the employment agreement upon 60 days prior written notice.

The initial term of the employment agreement was two years. The agreement automatically renews for additional one-year periods unless prior notice of termination is given by either the Company or Mr. Yuen. Mr. Yuen’s employment agreement has been automatically renewed for each successive one-year period.

In the event the Company either terminates Mr. Yuen’s employment agreement at the end of the current term, or terminates such employment agreement during the current term without cause, Mr. Yuen is entitled to receive his salary and benefits for the remainder of the current term of his employment agreement plus an additional period of 12 months. During such period, Mr. Yuen is obligated to provide advisory services and may not compete with the Company. In addition, Mr. Yuen’s employment agreement provides for the 100% acceleration of vesting for outstanding stock options if Mr. Yuen is terminated or terminates his employment for certain enumerated reasons within 90 days before or one year after a change in control in the Company, as defined in the employment agreement.

Ulrich Gottschling.   The Company entered into an employment agreement with Mr. Gottschling effective as of January 2, 2006. The agreement provides that Mr. Gottschling will receive an annual base salary of $200,000 and be eligible to participate in the Company’s insurance benefit plans, the executive bonus plan, the profit sharing plan and the 401(k) plan. Mr. Gottschling’s employment is “at will” and may be terminated at any time for any reason with or without notice. Pursuant to his letter agreement, the Company granted to Mr. Gotttschling an option to purchase 100,000 shares of the Company’s common stock pursuant to the Company’s Amended and Restated 1996 Long-Term Incentive Plan.

Alan D. Kraemer.   The Company entered into an employment agreement with Mr. Kraemer effective as of July 1, 1996. Such agreement provides for a fixed base salary, with annual increases and performance bonuses at the discretion of the Board of Directors. The agreement provides for base salary of $65,000 per year commencing July 1, 1996. Thereafter, such base salary may be adjusted by the Board of Directors and/or Compensation Committee, but it may not be reduced below the initial base salary provided in the agreement. Mr. Kraemer’s employment agreement acknowledges that he serves as President of Sierra Digital and that he may continue to do so while employed by the Company. The employment agreement may be terminated by the Company for cause which is defined as (a) the failure to follow the reasonable instructions of the Board of Directors, (b) the material breach of any term of the employment agreement and failure to cure such breach within ten (10) days after written notice thereof from the Company, or (c) the misappropriation of assets of the Company or any subsidiary by Mr. Kraemer resulting in a material loss to such entity. The employment agreement may be terminated by Mr. Kraemer upon sixty (60) days prior written notice. The initial term of the employment agreement was from May 1, 1996 to April 30, 1999. The employment agreement automatically renews for additional one (1) year periods unless prior notice of termination is given by either the Company or the employee. The employment agreement has been automatically renewed for each successive renewal period. In the event that the Company either terminates the employment agreement at the end of the current term, or terminates the employment agreement during the current term without cause, Mr. Kraemer is entitled to receive his salary and benefits for the remainder of the current term of the employment agreement plus an additional period of 12 months. During such period, Mr. Kraemer is obligated to provide advisory services and may not compete with the Company. The employment agreement also generally provides Mr. Kraemer with compensation for the remainder of the current term plus an additional 12 months and certain other benefits and for the acceleration of the date of vesting for outstanding stock options if Mr. Kraemer is terminated or terminates his employment for certain enumerated reasons within 90 days before or one year after a change in control in the Company, as defined in the employment agreement.

Michael Franzi.   In June 2005, the Company entered into an employment letter agreement with Mr. Franzi. Pursuant to the terms of the employment letter, the Company hired Mr. Franzi as its Vice President, Sales—Licensing, effective as of August 16, 2005. The employment letter, which contemplates an “at-will” employment relationship, provides that Mr. Franzi will receive an annual base salary of $200,000, be eligible to participate in the Company’s bonus plan on the same terms as the Company’s other executives, be eligible to earn a commission of $20,000 per quarter, subject to pro rata upward or downward adjustment reflecting quarterly revenue performance against quarterly revenue goals, and an annual bonus of $20,000 at year end based on strategic account initiatives. Pursuant to his letter agreement, the Company granted to Mr. Franzi an option to purchase 100,000 shares of the Company’s common stock pursuant to the Company’s Amended and Restated 1996 Long-Term Incentive Plan.

Sarah Yang.   The Company entered into an employment agreement with Ms. Yang effective as of February 2000. The agreement provides that Ms. Yang will receive an annual base salary of $100,000 and be eligible to participate in the Company’s insurance benefit plans and the 401(k) plan. Ms. Yang’s employment is “at will” and may be terminated at any time for any reason with or without notice. Pursuant to her employment agreement, the Company granted to Ms. Yang an option to purchase 15,000 shares of the Company’s common stock pursuant to the Company’s Amended and Restated 1996 Long-Term Incentive Plan.

2005 Change in Control Protection Plan

In April 2005, the Company’s Board of Directors adopted the Change in Control Plan. Under the Change in Control Plan, employees of the Company and its subsidiaries selected by the Company’s Board of Directors are eligible to participate in the Change in Control Plan. This Change in Control Plan generally provides that if a participant’s employment with the Company is terminated without cause or if the participant resigns for good reason during a two year period following a change in control (through a merger, consolidation, sale of all or substantially all of the Company’s assets or otherwise), the participant will be entitled to receive a severance payment, to be paid a lump sum. The size of severance payment that would be due to a participant upon the occurrence of a covered termination ranges from one to two times the participant’s Average Taxable Income, depending on the participant’s position with the Company. The Change in Control Plan also provides that the Company will pay a participant’s COBRA premiums for a period of 18 months following a covered termination

Under the Change in Control Plan, Thomas C.K. Yuen, the Company’s Chairman and Chief Executive Officer, would be entitled to two times his Average Taxable Income, upon the occurrence of a covered termination within a two year period following a change in control. Ulrich Gottschling, the Company’s Chief Financial Officer, and Alan D. Kraemer, the Company’s Executive Vice President and Chief Technology Officer, would be entitled to one and one-half times his Average Taxable Income upon the occurrence of a covered termination within a two year period following a change in control; and Michael Franzi, the Company’s Vice President, Sales Licensing would be entitled to one times his Average Taxable Income upon the occurrence of a covered termination within a two year period following a change in control. If a triggering event under the Change in Control Plan had occurred on December 29, 2006, the last business day of Fiscal 2006, then the Named Executive Officers would have been entitled to the following one time lump sum payments: Mr. Yuen - $695,194; Mr. Gottschling - $509,414; Mr. Kramer - $352,392; and Mr. Franzi - $363,832. Ms. Biski and Mr. Frerichs were not employed by the Company as of December 31, 2006 and were not entitled to any benefits under the Change in Control Plan. Any participant who has an employment agreement or severance agreement with the Company that provides for severance-related benefits will not be entitled to receive any benefits under the Change in Control Plan, unless the participant waives any and all severance benefits under the employment or severance agreement within five business days after a covered termination.

In addition to the agreements described above, certain of the Company’s stock option plans contain termination or change of control provisions which may automatically, or at the discretion of the Board of Directors, result in 100% vesting of all outstanding stock options.

Transition/Separation Agreements

On March 31, 2006, the Company and Janet M. Biski, Vice President of the Company, entered into a Transition Agreement and General Release (the “Transition Agreement”) and Amendment No. 1 to Employment Agreement. Pursuant to the Transition Agreement, Ms. Biski’s status as an officer, an employee and in all other capacities with the Company and its affiliates ended on March 31, 2006. Under the Transition Agreement, Ms. Biski agreed to a general release of all claims against the Company and its affiliates. The Transition Agreement also contained other customary provisions including Ms. Biski’s statutory rights under the Older Workers Benefit Protection Act. Pursuant to the Transition Agreement and Amendment No. 1 to Employment Agreement, Ms. Biski received a transition payment in the gross amount of $150,000 (the “Transition Payment”), which was equal to nine months of her base salary, less deductions required by law, and paid as follows: a single payment of $100,000 made within two business days after the expiration of six months commencing on the day after March 31, 2006 and, thereafter, the balance in six equal bi-monthly installments. In connection with the Transition Agreement and Amendment No. 1 to Employment Agreement, Ms. Biski acknowledged that the Transition Payment was in lieu of, and satisfied, any and all rights she may have under her Employment Agreement with the Company accepted by Ms. Biski on November 11, 2002 and her Participation Agreement with the Company dated April 27, 2005 under the Change in Control Plan, both of which documents were cancelled as of March 31, 2006, except for any obligations in the Employment Agreement that continue after Ms. Biski’s employment relationship with the Company and its affiliates ended.

On July 12, 2006, SRS Labs, Inc. (the “Company”) and David Frerichs, Executive Vice President, Strategic Marketing and Business Development, entered into a Separation Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Frerichs’ status as an officer, employee and in all other capacities with the Company and its affiliates ended on July 12, 2006. Under the Separation Agreement, Mr. Frerichs agreed to a general release of all claims against the Company and its affiliates. The Separation Agreement also contained other customary provisions. Pursuant to the Separation Agreement, Mr. Frerichs received a lump sum payment in the amount of $125,000 (the “Separation Payment”), less deductions required by law. The Company also reimbursed Mr. Frerichs for six months of his medical, dental and vision insurance coverage under the COBRA regulations. In connection with the Separation Agreement, Mr. Frerichs acknowledged that the Separation Payment was in lieu of, and shall satisfy, any and all rights he may have under his Employment Agreement with the Company accepted by Mr. Frerichs on October 10, 2005 and his Participation Agreement with the Company dated October 10, 2005 under the Company’s 2005 Change in Control Protection Plan, both of which documents were cancelled as of July 12, 2006, except for any obligations in the Employment Agreement that continue after Mr. Frerichs’ employment relationship with the Company and its affiliates ended.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the options granted during or for the fiscal year ended December 31, 2006 to each of the Named Executive Officers.

Name and Principal Position	Grant Date	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards($/Sh)	Grant Date Fair Value of Stock and Option Awards
Thomas C.K. Yuen	—	—	—	—
Chairman, Chief Executive Officer and President
Ulrich E. Gottschling	1/12/2006	100,000	$6.20	$377,000
Chief Financial Officer	4/12/2006	20,000	$6.05	$71,400
Alan Kraemer	4/12/2006	20,000	$6.05	$71,400
Executive Vice President and Chief Technology Office
Michael Franzi	4/12/2006	20,000	$6.05	$71,400
Vice President, Sales-Licensing
Sarah Yang	1/12/2006	10,000	$6.20	$37,700
Vice President, Software Engineering	4/12/2006	20,000	$6.05	$71,400
Janet M. Biski	—	—	—	—
Former Chief Financial Officer
David Frerichs, Former	4/12/2006	20,000	$6.05	$71,400
Executive Vice President, Strategic Marketing and Business Development

Outstanding Equity Awards Value at Fiscal Year-End

The following table includes certain information with respect to all unexercised options outstanding as of the fiscal year ended December 31, 2006 that were previously awarded to the Named Executive Officers. The number of options held at December 31, 2006 includes options granted under the 1996 Plan and the 2006 Plan.

	Option Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date
Thomas C.K.Yuen	15,000	—	—	$5.00	1/28/2007
Chairman, Chief Executive Officer and President	25,000	—	—	$5.00	10/1/2007
	25,000	—	—	$6.875	1/29/2008
	25,000	—	—	$6.375	2/12/2008
	25,000	—	—	$5.375	6/16/2008
	35,000	—	—	$2.6875	12/23/2008
	70,000	—	—	$3.4375	11/9/2009
	50,000	—	—	$2.625	1/4/2011
	50,000	—	—	$3.22	12/21/2011
	50,000	—	—	$2.45	9/5/2012
	11,250	—	—	$4.01	3/29/2015
Ulrich E. Gottschling	—	100,000	—	$6.20	1/12/2016
Chief Financial Officer	—	20,000	—	$6.05	4/12/2016
Alan Kraemer	20,000	—	—	$5.00	10/1/2007
Executive Vice President and Chief Technology Officer	40,000	—	—	$3.4375	11/9/2009
	20,000	—	—	$19.00	3/30/2010
	5,000	—	—	$2.625	1/4/2011
	10,000	—	—	$3.10	4/16/2011
	21,875	—	—	$3.22	12/21/2011
	20,625	—	—	$2.45	9/5/2012
	5,000	—	—	$6.10	4/9/2014
	7,500	—	—	$4.01	3/29/2015
	—	20,000	—	$6.05	4/12/2016
Michael Franzi	31,250	68,750	—	$5.74	8/16/2015
Vice President, Sales-Licensing	—	20,000	—	$6.05	4/12/2016
Sarah Yang	15,000	—	—	$8.75	2/1/2010
Vice President, Software Engineering	15,000	—	—	$2.625	1/4/2011
	10,000	—	—	$3.10	4/16/2011
	15,000	—	—	$3.22	12/21/2011
	18,000	—	—	$2.45	9/5/2012
	25,781	—	—	$4.25	7/10/2013
	12,500	—	—	$6.10	4/9/2014
	21,875	—	—	$4.55	5/27/2014
	7,500	—	—	$4.01	3/29/2015
	—	10,000	—	$6.20	1/12/2016
	—	20,000	—	$6.05	4/12/2016
Janet M. Biski	—	—	—	—	—
Former Chief Financial Officer
David Frerichs	—	—	—	—	—
Former Executive Vice President, Strategic Marketing and Business Development.

(1)         Options vest and become exercisable 25% on the first anniversary of the grant date and 6.25% quarterly thereafter.

Option Exercises and Stock Vested

The following table includes certain information with respect to the options exercised by the Named Executive Officers during the fiscal year ended December 31, 2006.

	Option Awards
Name and Principal Position	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)
Thomas C.K. Yuen Chairman, Chief Executive Officer and President	—	—
Ulrich E. Gottschling Chief Financial Officer	—	—
Alan Kraemer Executive Vice President and Chief Technology Officer	7,500	$39,176
Michael Franzi Vice President, Sales-Licensing	—	—
Sarah Yang Vice President, Software Engineering	—	—
Janet M. Biski Former Chief Financial Officer	210,625	$400,320
David Frerichs, Former Executive Vice President, Strategic Marketing and Business Development	37,500	$9,417

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors is comprised of Carol L. Miltner (Chair), David R. Dukes, Winston E. Hickman and Sam Yau. No member of the Compensation Committee during 2006 has ever served as an officer or an employee of the Company or any of its subsidiaries. None of our executive officers served as a member of the board of directors or the compensation committee of any other company that has an executive officer serving as a member of the Company’s Board of Directors or its Compensation Committee.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Proxy Statement on Schedule 14A for the Company’s 2007 Annual Meeting of Stockholders. Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in such Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2006.

COMPENSATION COMMITTEE:
Carol L. Miltner, Chair
David R. Dukes
Winston E. Hickman
Sam Yau

TRANSACTIONS WITH MANAGEMENT
AND OTHERS

The Company’s corporate headquarters are located in Santa Ana, California, in a 23,400 square foot facility consisting of office and warehouse space. The Company leases the facility from Daimler Commerce Partners, L.P., the general partner of which is Conifer Investments, Inc. The sole stockholders of Conifer are Thomas C.K. Yuen, the Company’s Chairman, Chief Executive Officer and President, and his spouse, Misako Yuen, as co-trustees of The Thomas Yuen Family Trust (the “Trust”). Mr. and Mrs. Yuen also serve as the executive officers of Conifer. Mr. and Mrs. Yuen, as co-trustees of the Trust, also beneficially own a significant amount of the outstanding shares of the Company’s Common Stock. Mr. Yuen is the Chairman of the Board, Chief Executive Officer and President of the Company. Pursuant to the Company’s lease agreement with the Partnership, the Company leases all 23,400 square feet of space at the above-referenced facility. The lease has a term of three years commencing in June 2005 and expiring in May 2008, with an option to renew for an additional three years. The Company paid the Daimler Commerce Partners rent of $259,999 during 2006. In the opinion of management, the terms of the above-described agreement are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of their execution.

Pursuant to its written charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions. The Audit Committee monitors and reviews potential conflict of interest situations involving a principal stockholder, a member of the Board of Directors or senior management..

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities. Officers, directors and beneficial owners of more than 10% of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during Fiscal 2006, the Company’s officers, directors and beneficial owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements.

SUBMISSION OF STOCKHOLDER PROPOSALS
AND DIRECTOR NOMINATIONS FOR THE 2008 ANNUAL MEETING

The Company’s current Bylaws include (a) a provision setting forth certain procedures relating to the nomination of directors (the “Nomination Bylaw”) and (b) a provision setting forth certain procedures for properly bringing business before an annual meeting of the stockholders (the “Stockholder Proposal Bylaw”).

Nominations of Directors for the 2008 Annual Meeting

No person will be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Bylaw. Nominations of persons for election to the Board of Directors may be made by (a) the Board of Directors or a committee appointed by the Board of Directors or (b) any stockholder who (i) is a stockholder of record at the time of giving the notice provided for in the Nomination Bylaw, (ii) will be entitled to vote for the election of directors at the Annual Meeting and (iii) complies with the notice procedures set forth in the Nomination Bylaw.

Nominations by stockholders must be made in written form to the Secretary of the Company. Under the Nomination Bylaw, to be timely for an annual meeting, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 90 days nor less than 60 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be received by us not later than the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made.

Therefore, in order to be timely for the 2008 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices at SRS Labs, Inc., 2909 Daimler Street, Santa Ana, California 92705, Attention: Corporate Secretary, not earlier than March 22, 2008 and not later than April 21, 2008. To be effective, the written notice must include (a) the name and address as they appear on our books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (b) a representation that the stockholder giving the notice is a holder of record of our stock entitled to vote at the 2008 Annual Meeting and intends to appear in person or by proxy at the 2008 Annual Meeting to nominate the person or persons specified in the notice; (c) the class and number of shares of the Company owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (d) a description of all arrangements or understandings between or among any of (i) the stockholder giving the notice, (ii) the beneficial owner on whose behalf the notice is given, (iii) each nominee, and (iv) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice; (e) such other information regarding each nominee proposed by the stockholder giving the notice as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (f) the signed consent of each nominee to serve as a director of the Company if so elected.

Stockholder Proposals for the 2008 Annual Meeting

Under the terms of the Stockholder Proposal Bylaw, to be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, (c) otherwise properly brought before an annual meeting by a stockholder. For business (other than the nomination of directors, which is governed by the Nomination Bylaw) to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company.

To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is not held within 30 days before or after such anniversary date, then for the notice by the stockholder to be timely it must be so received not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Therefore, in order to be timely for the 2008 Annual Meeting, a stockholder’s notice regarding a proposal must be delivered to or mailed and received at our principal executive offices not earlier than March 22, 2008 and not later than April 21, 2008.

To be effective, the written notice must include, as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any material interest of the stockholder in such business and the beneficial owner, if any, on whose behalf the proposal is made.

Any stockholder wishing to bring business before the 2008 Annual Meeting, who would like the Company to consider the inclusion of such proposal in the Company’s proxy materials relating to the 2008 Annual Meeting under Rule 14a-8 under the Exchange Act, also must submit such proposal to the Company and such proposal must be mailed and received at our principal executive offices no later than January 11, 2008. However, if the date of the 2008 Annual Meeting is changed by more than 30 days from the first anniversary of the Annual Meeting, the deadline for submission of a stockholder proposal for inclusion in the Company’s proxy statement will be a reasonable time before the Company mails its proxy materials for the 2008 Annual Meeting, and the Company will disclose the deadline in a report filed with the SEC. You should direct any such stockholder proposals to the attention of the Secretary of the Company at our address set forth on the first page of this Proxy Statement.

With respect to any proposal that a stockholder of the Company presents at the annual meeting of stockholders to be held in the year 2008 that is not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy for such annual meeting of stockholders will confer discretionary voting authority to vote on such stockholder proposal to the extent permitted under Rule 14a-4 under the Exchange Act.

ANNUAL REPORT

You may obtain, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including the financial statements and the financial statement schedules required to be filed with the SEC pursuant to rule 13a-1 of the Exchange Act. You may also obtain copies of exhibits to the Form 10-K, but we will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to us at the address of the Company set forth on the first page of this Proxy Statement, attention: Ulrich Gottschling, Secretary.

OTHER MATTERS

The Board of Directors does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

By Order of the Board of Directors,

Ulrich Gottschling
Chief Financial Officer, Treasurer and Secretary

Santa Ana, California

April 27, 2007

☐

SRS LABS, INC.

2909 Daimler Street

Santa Ana, California 92705

NOTICE OFTHE ANNUAL MEETING OF STOCKHOLDERS

We cordially invite you to attend the 2007 Annual Meeting of Stockholders for SRS Labs, Inc., (the “Company”). This Annual Meeting will be held at 10:00 a.m., California time, on June 20, 2007, at the principal executive offices of the company located at 2909 Daimler Street, Santa Ana, California 92705, for the following purposes.

(CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF

SRS LABS, INC.

June 20, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR AGAINST ABSTAIN
1.	To elect one Class II director to the Board of Directors to hold office for a term of three years or until his successor is elected and qualified.		2.	To ratify the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as the company’s independent registeredpublic accounting firm for the fiscal year ending December 31,2007.	☐	☐	☐
	NOMINEE:
☐ FOR THE NOMINEE	David R. Dukes		3.	To transact such other business as may properly come before this Annual meeting of any adjournment thereof.	☐	☐	☐
☐ WITHHOLD AUTHORITY
FOR THE NOMINEE
			The Board of Directors has fixed the close of business on April 25, 2007 as the
			record date for the determination of stockholders entitled to notice of, and to
			vote at, this Annual Meeting.

			You are cordially invited to be present and vote at this Annual Meeting in
			person. However, you are also requested to sign, date and return this proxy
			whether or not you expect to attend. In the event that you have returned a
			signed proxy, but elect to attend this Annual Meeting and vote in person, you
			will be entitled to vote.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		☐

Signature of Stockholder	Date:		Signature of Stockholder			Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.